Exhibit 99.1

For Immediate Release

January 26, 2015

Iveda Announces Initial Closing of Private Placement

MESA, Ariz. (January 26, 2015) - Iveda® (OTCQB:IVDA), provider of cloud video surveillance solutions and Sentir™ platform, announced today that it has signed a definitive agreement for the private placement of shares of its Series B Preferred Stock and associated warrants to purchase shares of its Common Stock (collectively, the “Series B Preferred Units”) to institutional and accredited investors (the “Series B Preferred Financing”). The initial closing of the Series B Preferred Financing occurred on January 23, 2015. Committed funding as of the time of this news release is $2,650,000. Northland Securities, Inc. is the exclusive private placement agent for the offering.

The price of the Series B Preferred Units is $10,000. Each share of Series B Preferred Stock is convertible into shares of Common Stock (the “Conversion Shares”) at an initial conversion rate equal to the Original Issue Price divided by the Market Price. The Original Issue Price is equal to $10,000 and the Conversion Price is $0.75. In addition to shares of Series B Preferred Stock, the Company will issue to each purchaser a Tranche A Warrant to acquire shares of Common Stock equal to fifty percent (50%) of the number of Conversion Shares issuable to each purchaser at closing with an initial exercise price of $1.00, and will issue a Tranche B Warrant to acquire shares of Common Stock equal to fifty percent (50%) of the number of Conversion Shares issuable to each purchaser at closing with an initial exercise price of $1.10. The Tranche A Warrants and the Tranche B Warrants expire 18 months from closing and five years from closing, respectively.

Proceeds of the offering will be used for working capital, inventory purchases and general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Company’s securities, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification for an exemption under the securities law of any such jurisdiction, including the registration requirements under U.S. securities laws.

About Iveda

Iveda® (OTCQB:IVDA) enables cloud video surveillance via its Sentir™ Software as a Service (SaaS) video management platform, utilizing proprietary video streaming and Big Data storage technology. Iveda enables a recurring revenue model by licensing Sentir to organizations for plug-and-play cloud video offering to their customers. Iveda has a SAFETY Act Designation from the Department of Homeland Security as a Qualified Anti-Terrorism Technology Provider. Iveda is headquartered in Mesa, Arizona with a subsidiary in Taiwan. Iveda is publicly traded under the ticker symbol “IVDA.”  For more information call (800) 385-8616 or visit www.iveda.com. To follow Iveda visit www.facebook.com/ivedasolutions, www.twitter.com/ivedasolutions or www.linkedin.com/company/iveda-solutions..

This news release contains forward-looking statements. The closing of the Series B Preferred Financing is subject to the Company’s satisfaction of certain closing conditions. In addition, Iveda Solutions’ business is subject to significant risks and uncertainties discussed more thoroughly in Iveda Solutions’ SEC filings, including but not limited to, its report on Form 10-K for the year ended December 31, 2013 and its subsequently filed quarterly reports on Form 10-Q. All forward-looking statements made herein are qualified by such risk factors and readers are advised to read such factors carefully. Iveda Solutions undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Luz A. Berg

Chief Marketing Officer

Iveda Solutions, Inc.

480 307-8700

lberg@iveda.com